UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 20, 2009

(Date of earliest event reported)

TELKONET, INC.
 (Exact Name of Registrant as Specified in Its Charter)

Utah

 (State or Other Jurisdiction of Incorporation)

000-31972	87-0627421
(Commission File No.)	(I.R.S. Employer Identification No.)

20374 Seneca Meadows Parkway, Germantown, Maryland 20876
(Address of Principal Executive Offices)

(240)-912-1800
(Registrant's Telephone Number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement

On February 26, 2009, Telkonet, Inc. (the “Company”) executed and completed a Stock Purchase Agreement (the “Agreement”) with William Davis pursuant to which the Company sold, and Mr. Davis purchased, two million, eight hundred thousand shares of MSTI Holdings, Inc. common stock (the “MSTI Shares”)  for consideration in the aggregate principal amount of Ten Thousand Dollars ($10,000.00).

In a related transaction, the Company entered into a Partial Release of Lien with YA Global Investments, L.P. (“YA Global”), pursuant to which, in consideration of YA Global’s agreement to release its lien and security interest on the MSTI Shares, the Company paid a commitment fee to YA Global in MSTI Holdings, Inc. common stock equal to one percent (1%) of MSTI Holdings, Inc. common stock owned by the Company following the sale of the MSTI Shares (One Hundred and Fifty Seven Thousand Shares).   Prior to the transaction, the Company held Eighteen Million, Five Hundred Thousand (18,500,000) Shares of MSTI Holdings, Inc. common stock.

With the reduction in holdings, the Company now holds Fifteen Million, Five Hundred and Forty Three Thousand Shares of MSTI Holdings, Inc. common stock reducing its percentage holdings in MSTI Holdings, Inc. common stock to forty nine percent (49%).

As previously reported in a Form 8-K filed on June 5, 2008, on May 30, 2008, the Company entered into a Securities Purchase Agreement with YA Global pursuant to which the Company agreed to issue and sell to the Buyer up to $3,500,000 of secured convertible debentures (the “Debentures”) and warrants to purchase (the “Warrants”) up to 2,500,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”).   On February 20, 2009, the Company and YA Global entered into an Agreement of Clarification pursuant to which the parties agreed upon the following clarifications to the Securities Purchase Agreement and the Debentures:

•
The parties agree that the term Equity Conditions shall be clarified such that if the Company’s Common Stock has not been suspended from trading and the Company has not been notified in writing that a delisting or suspension from trading is threatened or pending, the Company shall be deemed to have satisfied the conditions in clause (B) requiring that the Company be in compliance with the then effective minimum listing maintenance requirements of the exchange on which the Common Stock is listed.

•
Section 1(b) of the Debenture requires, among other things, that interest shall be paid quarterly, in arrears.  The Debentures do not indicate when such quarterly interest payments begin.  The parties agreed to clarify that the quarterly interest payments shall be paid on the first Business Day of each calendar quarter beginning on April 1, 2009.  The parties further agreed to clarify that quarterly interest accrued to date shall be added to the principal amount outstanding under the Debentures and that each Debenture be amended to reflect the applicable increase in principal amount.  The parties further agreed that the Company is not in breach of Section 2(a) of the Debentures for not making any interest payments during calendar year 2008 or the first quarter of calendar year 2009.

•
The conversion provisions contained in Section 4 of the Debentures and the exercise provisions contained in Section 2 of the Warrants do not cap such conversion or exercise provisions, as applicable, to the 19.99% Limitation.  The Principal Market requires such a cap absent stockholder approval.  To date the Company has not sought, nor has YA Global requested, stockholder approval for issuances of common stock in excess of the 19.99% Limitation.  Accordingly, the parties agree that the 19.99% Limitation is applicable for conversion of the Debentures and exercises of the Warrants, in the aggregate and that the Company shall not be obligated to issue such shares of common stock in excess of the 19.99% Limitation unless and until the Company obtains stockholder approval in accordance with applicable Principal Market rules and regulations.  Further, the Company agreed to seek stockholder approval to remove the 19.99% Limitation at its next annual meeting, to be held on or before May 31, 2009.

Item 2.01 Completion of Acquisition or Disposition of Assets

To the extent required by Item 2.01 of Form 8-K, the information contained in or incorporated by reference into Item 1.01 of this Current Report is hereby incorporated by reference into this Item 2.01.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits

4.1           Stock Purchase Agreement
4.2           Partial Release of Lien
4.3           Agreement of Clarification

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELKONET, INC.

Date: February 26, 2009
By: /s/ Richard J. Leimbach
Richard J. Leimbach
Chief Financial Officer